Exhibit 2

BNDES PARTICIPAÇÕES S.A. STATEMENT AT OI S.A.’s EXTRAORDINARY GENERAL MEETING

Dear Sirs.

Chairman and Secretary of Oi S.A. Extraordinary General Meeting, held on May 14, 2018

Received by the board of Oi S.A.’s Extraordinary General Meeting, held on May 14, 2018. (sgd)

Personal Delivery

Ref: Explanation of vote related to item 1 of the Agenda

BNDES PARTICIPAÇÕES S.A.- BNDESPAR, wholly-owned subsidiary of Banco de Desenvolvimento Econômico e Social - BNDES, state-owned company with headquarters at Setor Bancário Sul, Conjunto 1, Bloco J), 12th and 13th floors, Brasília, Distrito Federal, enrolled under the CNPJ/MF under No. 00.383.281/0001-09, hereinafter referred to as BNDESPAR, in the capacity of shareholder of Oi S.A.  ("Company"), submits to the board of the Company’s Extraordinary General Meeting, held on the date hereof, the following vote explanation related to item 1 of the Agenda:

The shareholder BNDESPAR casts its vote of approval, with reservations, of Oi S.A.’s financial statements for the year ended December 31, 2017. Notwithstanding the management’s efforts to improve the quality of the information contained in its Financial Statements, the reservations are based on evidence of a significant internal control deficiency, which led to the need for adjustments in the Company's Financial Statements, which is not completely rectified and may result in further accounting adjustments.

The shareholder BNDESPAR understands that the approval of the financial statements with reservations is a cautionary and good governance measure by Oi S.A. shareholders, through which it seeks to inform the stakeholders recipients of the financial statements that Oi S.A.’s financial situation may differ from the situation presented in the financial statements, depending on information to be disclosed in the future, after or during the verification of the facts that have caused such errors in the financial statements.

In this regard, the shareholder BNDESPAR requests that the Company's Management use its best efforts to address all the issues identified as necessary for the improvement of its internal controls by the audit firm, and that the Oi S.A. Board of Directors monitor this process to enable the implementation of the necessary improvements as soon as possible.

Finally, we request that this vote statement be received and authenticated by the board, numbered and filed at the Company's headquarters, pursuant to Article 130, §1, item "a", of the Brazilian Corporations Law.

BNDES PARTICIPAÇÕES S.A.- BNDESPAR

(sgd) (sgd)

PRISCILA VALLE C. DE OLIVEIRA / LEONARDO B.B. MELLO

Received by the Extraordinary General Meeting Chairman:

Rio de Janeiro, May 14, 2018